     As filed with the Securities and Exchange Commission on April 30, 1998

                                        Registration No. 333-______________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                             ---------------------------

                                       FORM S-3
                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933
                             ---------------------------


                             MUSICLAND STORES CORPORATION
                (Exact name of Registrant as specified in its charter)

                DELAWARE                               41-1623376
      (State or other jurisdiction                  (I.R.S. Employer
     of incorporation or organization)              Identification No.)
                10400 Yellow Circle Drive, Minnetonka, Minnesota 55343
      (Address, including zip code, of Registrant's Principal Executive Offices)

                             ---------------------------

            Heidi M. Hoard, Vice President, General Counsel and Secretary
                             Musicland Stores Corporation
                              10400 Yellow Circle Drive
                             Minnetonka, Minnesota  55343
                                    (612) 931-8050
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)



                             ---------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement shall become effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering   / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
   Title of Each Class of        Amount to be            Proposed Maximum           Proposed Maximum              Amount of
      Securities to be            registered              Offering Price           Aggregate Offering          Registration Fee
         registered                                       Per Share (1)                Price (1)
-----------------------------------------------------------------------------------------------------------------------------------
       Common Stock,
       $.01 par value          3,813,388 shares              $12.3125                $46,952,339.75               $13,850.94
-----------------------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS
                                  3,813,388 SHARES

                            MUSICLAND STORES CORPORATION

                                    COMMON STOCK

     This Prospectus relates to up to 3,813,388 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Musicland Stores Corporation ("MSC") which may be sold from time to time by some or all of the shareholders named herein (the "Potential Selling Shareholders"). The Common Stock is listed on the New York Stock Exchange under the symbol "MLG". On April 27, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $12.125 per share.

     The shares of Common Stock registered hereby (the "Shares") may be sold for the account of and by the persons named under the caption "Potential Selling Shareholders." The Shares comprise (i) shares of Common Stock that may be acquired by certain Potential Selling Shareholders pursuant to their exercise of warrants (the "Warrants") issued to certain lenders of The Musicland Group, Inc. ("MGI" and together with MSC, the "Company") in June 1997 and (ii) certain currently outstanding shares of Common Stock that were acquired as restricted shares (the "Restricted Shares") by certain Potential Selling Shareholders who were members of management (the "Management Investors") at the time of the acquisition of MGI by MSC in August 1988. See "Potential Selling Shareholders." The Shares may be sold from time to time in transactions on the open market or in negotiated transactions, in each case at prices satisfactory to the Potential Selling Shareholders. (See "Plan of Distribution.") The Company will not receive any proceeds from any sales of the Shares. The Company will receive the amounts payable in connection with the exercise of the Warrants and the transferability payments related to the Restricted Shares. See "Use of Proceeds."

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
             AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make on behalf of the Company or the Potential Selling Shareholders any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or the Potential Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof.

                   THE DATE OF THIS PROSPECTUS IS APRIL 30, 1998

                                -------------------

                                 TABLE OF CONTENTS

 Available Information...........................................      1

 Incorporation of Certain Documents by
 Reference.......................................................      2

 The Company.....................................................      3
 Risk Factors....................................................      4
 Use of
 Proceeds........................................................     10

 Potential Selling
 Shareholders.....................................................    11

 Plan of
 Distribution.....................................................    13

 Legal Matters....................................................    13
 Experts..........................................................    13


                        ------------------------------------


                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, Registration Statement and exhibits and other information filed by the Company may be inspected and, upon payment of the Commission's customary charges, copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1300, 7 World Trade Center, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding companies, including the Company, that file electronically with the Commission at http://www.sec.gov.

     The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy and information statements and other information concerning the Company may be inspected and copied at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                        ------------------------------------

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission (Commission file number 1-11014) are incorporated herein by reference and made a part hereof:

     1. The Annual Report on Form 10-K for the year ended December 31, 1997 (which incorporates by reference certain information contained in the Company's 1997 Proxy Statement) (the "1997 10-K");

     2. The Current Reports on Form 8-K dated March 18, 1998 and April 2, 1998 (the "1998 8-K-s"); and

     3. The description of Common Stock of MSC contained in the Registration Statement on Form S-1 covering Common Stock initially filed on July 6, 1990, which was incorporated by reference in the Form 8-A Registration Statement filed by MSC on January 16, 1992.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish, without charge, to any person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to the Vice President and Treasurer or the Assistant Treasurer, at Musicland Stores Corporation, 10400 Yellow Circle Drive, Minnetonka, Minnesota 55343; telephone:
(612) 931-8439.

                                    THE COMPANY

     The Company is the leading specialty retailer of prerecorded music in the United States and is one of the largest national full-media retailers of music, video sell-through, books, computer software and related products. The Company's stores operate under two principal strategies: (i) mall based music and video sell-through stores (the "Mall Stores"), operating under the principal trade names Sam Goody and Suncoast Motion Picture Company ("Suncoast"), and (ii) non-mall based full-media superstores (the "Superstores") operating under the trade names Media Play and On Cue. At December 31, 1997, the Company operated 1,363 stores in 49 states, the District of Columbia, the Commonwealth of Puerto Rico, the Virgin Islands and the United Kingdom. For the year ended December 31, 1997, the Company had consolidated revenues of $1.8 billion, including $1.2 billion from the Mall Stores and $0.6 billion from the Superstores, and EBITDA (earnings before interest, income taxes, depreciation and amortization) of $85.4 million.

     Beginning in 1995, the Company's financial results began to deteriorate as a result of: (i) aggressive expansion of product offerings and new store openings by most of the Company's non-mall competitors; (ii) severe price discounting of music products by certain non-mall competitors; (iii) a lack of strong selling hits in the music industry, which depressed sales throughout the industry; and (iv) the Company's own rapid expansion of Media Play stores in response to encouraging initial results. During 1997 the Company completed restructuring programs that had been initiated by management in 1996 to improve the Company's cash flow and profitability. The major components of the restructuring programs included: (i) closing 114 underperforming stores, which in the last full year of their operations lost an aggregate of approximately $17.7 million on an operating contribution basis; (ii) closing one of the Company's two distribution centers, which reduced the Company's working capital investment by approximately $20 million and contributed to a $6.9 million reduction in distribution costs in 1997; and (iii) improving inventory management techniques, which increased the Company's inventory turnover from 1.8 times during 1996 to 2.1 times during 1997. Inventory levels at year-end 1997 were $55.8 million below those of the prior year with approximately $30 million of the reduction due to store closings and the remainder attributable to distribution efficiencies and improved inventory management. The Company reduced Media Play advertising expense by $7.9 million in 1997 from the prior year as a result of closing stores in entire markets and the introduction of a less costly, but more targeted, program of newspaper advertising inserts. In addition, in 1997 the Company began to benefit from positive trends in the music retailing industry, including a retreat from severe price discounting and an increase in unit sales. As a result, the Company's EBITDA increased from $35.1 million in 1996 to $85.4 million in 1997, and comparable store sales improved from a decrease of 0.6% in 1996 to an increase of 4.5% in 1997.

     The Company closed 106 stores in 1997 and has closed a total of 236 underperforming stores over the last three years, including 114 stores closed in 1997 and 1996 under the restructuring programs. The majority of the closed stores were near the end of their lease terms. The consolidation of distribution facilities into a single facility in Franklin, Indiana was completed in January 1997 with the closing of the distribution center in Minneapolis, Minnesota. The Company opened three new stores during 1997. The Company intends to limit store growth in 1998 and will focus on making improvements to existing stores.

     MSC is a Delaware corporation. The address of its principal executive offices is 10400 Yellow Circle Drive, Minnetonka, Minnesota 55343 and its telephone number is (612) 931-8000. The principal asset of Musicland Stores Corporation is 100% of the outstanding common stock of The Musicland Group, Inc. ("MGI"), and, since its formation, MSC has engaged in no independent business operations. MSC and MGI, together with MGI's subsidiaries, are collectively referred to herein as the "Company," unless the context indicates otherwise.

                                    RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following in the context of the more complete disclosure in the Company's 1997 10-K before making an investment in the Shares.


RISK ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS AND LIQUIDITY

   The Company is highly leveraged. On a pro forma basis, after giving effect to the issuance (in April 1998) of $150.0 million principal amount of 9 7/8% Senior Subordinated Notes due 2008 (the "2008 Notes"), and use of proceeds therefrom, the Company's long-term debt (including current maturities) at December 31, 1997 was $308.8 million. In addition, on a pro forma basis, after giving effect to the issuance of the 2008 Notes, and use of proceeds therefrom, the Company's consolidated ratio of long-term debt (including current maturities) to stockholders' equity would have been 16.5:1 at December 31, 1997. The highest balance outstanding under the Company's revolving credit agreement (the "Revolver Agreement") during the year ended December 31, 1997 was $273.0 million, the average daily balance was $238.5 million and the weighted average interest rate, based on such average daily balance, was 8.0%. In 1997 the Company maintained an average month-end cash balance of $45.8 million and borrowed $50 million under a term loan agreement (the "Term Loan Agreement") in September 1997.

   The Company used the net proceeds from the sale of the 2008 Notes to pay amounts outstanding under the Revolver Agreement and other senior debt. The coupon rate on the 2008 Notes is higher than the blended interest rate on the senior debt which was repaid. The combined aggregate commitments under the Revolver Agreement and the Term Loan Agreement is currently $182.0 million. The indebtedness under these agreements bears interest at floating rates, causing the Company to be sensitive to changes in prevailing interest rates. The Revolver Agreement will expire, and all amounts must be repaid thereunder, on October 7, 1999. The Term Loan Agreement must be repaid in installments of $25.0 million on each of December 14, 1998 and February 15, 1999. There is no assurance that the Company will be able to enter into new credit arrangements or, if able to do so, that such arrangements will be on favorable terms.

   The Company's indebtedness and related financial covenants could significantly limit its ability to withstand competitive pressures or adverse economic conditions, make acquisitions, obtain future financing, or take advantage of business opportunities that may arise.

   Beginning in 1995, the Company's financial results began to deteriorate as a result of: (i) aggressive expansion of product offerings and new store openings by most of the Company's non-mall competitors; (ii) severe price discounting;
(iii) a lack of strong selling hits in the music industry, which depressed sales throughout the industry, and (iv) the Company's own rapid expansion of Media Play stores in response to encouraging initial results. In 1996 the Company initiated restructuring programs designed to improve the Company's cash flow and profitability. The major components of the restructuring programs included: (i) closing 114 underperforming stores; (ii) closing one of the Company's two distribution centers; and (iii) improving inventory management techniques, which increased the Company's inventory turnover. Because of the deterioration of the Company's financial results and the incurrence of restructuring charges, the Company would not have been in compliance with the financial covenants in the Revolver Agreement without certain amendments and waivers to the Revolver Agreement that were received throughout 1996 and in the first quarter of 1997. In June 1997, the Company completed agreements with its lenders to amend the Revolver Agreement and to provide additional financing under the Term Loan Agreement. Also during the first quarter of 1997, the Company's largest vendors and a substantial majority of its remaining vendors agreed to temporarily defer existing trade payables and provide continued product supply, subject to payment terms reduced to ten days or less on new purchases. During the third quarter of 1997, the Company completed individual agreements or understandings with most of these vendors, including the ten largest, for the repayment of the deferred trade payables balances and to return to normal credit terms. The Company completed repayment of deferred trade payables during the fourth quarter of 1997.

   The Company is obligated to make substantial principal and interest payments on indebtedness under the Revolver Agreement, the Term Loan Agreement, the 2008 Notes and the $110 million 9% Senior Subordinated Notes due 2003 (the "2003 Notes"). The ability of the Company to make payments of principal and interest on its indebtedness will be largely dependent upon its future performance, which will be subject to factors affecting its business and operations, many of which are beyond its control. There can be no assurance that the Company will be able to generate sufficient cash flow, or that future borrowings will be available in an amount sufficient, to cover all required interest and principal payments.

RECENT NET LOSSES

   During the years ended December 31, 1995 and 1996, the Company incurred net losses of $135.8 million and $193.7 million, respectively. These losses were the result of many factors, primarily the write-down of goodwill and also including restructuring charges, changes in the competitive environment, lack of hit music product and the Company's rapid expansion of its Media Play concept. As a result of these losses and the Company's liquidity problems, the Company's independent auditors included a going concern qualification in their report for fiscal 1996. During the years ended December 31, 1996 and December 31, 1997, the Company implemented the restructuring programs described above under "-Risk Associated with Substantial Indebtedness and Liquidity." In fiscal 1997, the Company had net earnings of $14.0 million. This improvement was aided by the recent positive trends in the music retailing industry, including a retreat from severe price discounting and an increase in unit sales. There can be no assurance that the restructuring programs will continue to result in positive financial results, that the positive trends in the music industry will continue, that the negative trend in the video industry will not worsen, or that the current competitive environment will be sustained.

RISK OF COMPETITION

   The Company operates in highly competitive markets which are generally local or individual in nature. The Company competes, on the basis of service, selection and price, with a broad range of specialty, discount and other retailers, and certain national chains, some of whom have greater financial and marketing resources than the Company. The number of stores and types of competitors have increased significantly over recent years, including non-mall discount stores, consumer electronic superstores, and mall based music, video and book specialty retailers expanding into non-mall multimedia stores. The low prices offered by these non-mall stores have created intense price competition and adversely impacted the performance of both the Company's Superstores and Mall Stores. Although deep discount pricing by many retailers of entertainment products abated somewhat in 1997, there can be no assurance that if such practice returns the Company will continue to achieve satisfactory gross margins while remaining competitive.

   In addition, the Company competes for consumer time and spending with all leisure time activities, such as movie theaters, television, home computing and internet use, live theater, sporting facilities and spectator events, travel, amusement parks, and other family entertainment centers. The Company's ability to compete successfully depends on its ability to secure and maintain attractive and convenient locations, market and manage merchandise attractively and efficiently, offer an extensive product selection and knowledgeable customer service and provide effective management.

RISK OF RESTRICTIONS IMPOSED BY LENDERS

   The Company's Revolver Agreement and, to a lesser extent, the Term Loan Agreement and indentures covering the 2003 Notes and 2008 Notes contain certain financial covenants which, among other things, limit the ability of the Company to incur indebtedness, make investments, create or permit liens, make capital expenditures, make guarantees and pay dividends. Additionally, the Company is required to meet certain financial covenants under the Revolver Agreement and Term Loan Agreement. Because of the highly competitive environment and the decline in the Company's financial results, the Company experienced difficulty meeting the financial covenants under the Revolver Agreement throughout 1996. As a result, the Company obtained a series of amendments and waivers beginning in April 1996 and ending with the amendment completed in June 1997. There can be no assurance that, despite its recent improved results, the Company may not experience such difficulty in the future and/or may require additional financing. If the Company were unable to comply with the covenants under the Revolver Agreement, such indebtedness could be declared immediately due and payable.

RISK OF AVAILABILITY OF HIT PRODUCTS

   Entertainment product sales are dependent to some extent upon the availability of hit products, which can create cyclical trends that do not necessarily follow trends in the general economy. It is not possible to determine the timing of these cycles or the future availability of hit products. The availability of hit product is important for generating customer traffic in the Company's stores. During recent years, industry growth and sales of music and video products slowed due to the lack of strong new releases. Although the situation in the music industry improved in fiscal 1997, the Company has no control over the availability and strength of hit products and is dependent upon the major music and movie producers continuing to produce a minimal number of current hits. To the extent that current hits are not available, or not available at prices attractive to consumers, the Company's business may be adversely affected.

RISK FROM NEW TECHNOLOGIES

   The Company believes that the introduction of new home entertainment products, such as DVD, can help increase sales. This benefit, however, is dependent upon acceptance by consumers of the new technology and availability of product for consumer purchase. The switch of consumers from one format to another, such as the shift from records to audio cassettes and the later shift from cassettes to compact discs, may also reduce sales of the existing format. The Company intends to monitor carefully such technology shifts and to adjust as necessary to respond to customer demand. Sales may be adversely affected and product returns may be increased if the Company does not carry the right balance of old and new formats. There can be no assurance that the Company will be successful in interpreting the desires of consumers or predicting which of any new technologies or formats will be accepted by consumers. Although the Company believes DVD products may contribute to sales growth, there can be no assurance that DVD will gain significant consumer acceptance generally or among the Company's customers. Even if DVD is successful, any significant impact on sales may not be seen for several years.

   In addition to the emergence of new technologies affecting product offerings, emerging technologies are facilitating the offering by the internet, cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies of a wide selection of music and video services to consumers. The Company expects this trend to continue. There is no assurance that these new technologies will not have an adverse impact on sales.

UNCERTAINTY OF LEASE RENEWALS

   All but three of the Company's stores are under operating leases with terms ranging from 3 to 25 years. A total of 168 leases without renewal options will expire in fiscal 1998 and 1999. Although the Company has historically been successful in renewing most of its store leases when they have expired, there can be no assurance that the Company will continue to be able to do so on favorable terms or at all, particularly in light of the recent restructuring programs. If the Company is unable to renew leases for its stores as they expire, or find acceptable locations on favorable terms, there can be no assurance that such failures will not have a material adverse effect on the Company's financial condition or results of operations.

RELATIONSHIPS WITH VENDORS

   The Company obtains approximately 68% of its product from the ten largest vendors. Continued delivery of product to the Company by its vendors is critical to the Company's operating results. During 1996, the Company experienced some problems with delivery of product by vendors who were concerned about the Company's financial viability. During the first quarter of 1997, the Company's largest vendors and a substantial majority of the remaining vendors agreed to temporarily defer existing trade payables and provide continued product supply, subject to payment terms reduced to ten days or less on new purchases. During the third quarter of 1997, the Company completed individual agreements or understandings with most of its vendors, including the ten largest, for the repayment of trade payables balances and the return to normal credit terms. The Company completed repayment of the deferred trade payables during the fourth quarter of 1997. There can be no assurance that the Company may not experience similar financial difficulties in the future or that the vendors would in such case provide the Company with deferred or other favorable payment terms to allow the Company to receive product.

SEASONALITY RISK

   The Company's business is highly seasonal. During the years ended December 31, 1997 and 1996, nearly 40% of the Company's annual revenues and all of its net income, if any, were generated during the fourth quarter. Quarterly results are affected by the timing and strength of new releases, the timing of holidays, new store openings and sales performance of existing stores. There can be no assurance that economic conditions will not adversely affect the Company's sales and earnings, particularly during the fourth quarter of the year.

RISKS ASSOCIATED WITH FUTURE GROWTH

   SALES AND EARNINGS GROWTH

   The Company's sales and earnings growth are primarily dependent upon increasing revenues in existing stores, which will be affected by various industry and competitive factors discussed herein and in the Company's filings with the Commission. In addition, the Company's profitability is dependent on the economic environment in general and the level of consumer spending. Many mall based specialty retailers have experienced weak comparable store sales in recent periods. The Company experienced negative comparable store sales in fiscal 1996. Comparable store sales of music product were slightly up in fiscal 1996 and strongly up in fiscal 1997. However, comparable store sales of video product were slightly negative in fiscal 1996 and increased only negligibly in fiscal 1997. There can be no assurance that comparable sales of video product will improve or that they will not deteriorate further. During fiscal 1995 and 1996, the Company's operating results were affected by the high fixed cost of poorly performing stores, both mall stores and non-mall stores. These results have been attributed in part to the growth of non-mall superstores and power shopping centers that have attracted the mall customer base. In an effort to improve results, the Company closed 114 stores, including 30 Media Play stores, and, in fiscal 1996, reported restructuring charges totaling $75 million to reflect the cost of these closings and other steps taken. During 1997, the Company initiated certain changes in the size, design, and merchandise offerings of Media Play in an attempt to improve the operating results of this concept. In 1997, after implementing the restructuring programs, the Media Play concept became profitable, on an operating contribution basis, for the first time. The improvement efforts are continuing during 1998. There can be no assurance that these efforts will be successful. Although the Company's operating results improved in fiscal 1997, there can be no assurance that such results will continue. There can also be no assurance that a deterioration in general economic, industry or other conditions would not adversely affect the Company's business.

   GROWTH THROUGH NEW STORE OPENINGS; AVAILABILITY OF CAPITAL FOR STORE
   EXPANSION

   The Company may also increase revenues by opening or acquiring additional stores. The opening of new stores is contingent upon the availability of desirable locations and the negotiation of suitable lease terms, and the acquisition of stores is dependent upon the availability of desirable stores at acceptable prices. Any expansion will depend on business conditions, the availability of desirable sites obtainable on an acceptable economic basis, the ability to attract and retain qualified managers and sales associates and the availability of sufficient capital. There can be no assurance that the Company will be able to open any new stores, or open them on a timely basis, or that they can be operated profitably. To the extent the Company's rate of expansion is slower than historical levels, the Company's sales growth may be adversely affected. In addition, the success of new stores is dependent upon acceptance by customers. During 1997, the Company initiated certain changes in the size, design, and merchandise offerings of Media Play in an attempt to improve operating results. These efforts are continuing during 1998. There can be no assurance that these efforts will be successful.

   In 1998, the Company anticipates spending approximately $20 million to remodel and expand existing stores. The Company expects that substantially all future capital expenditures will be funded by net cash provided by operating activities. The amount of any additional capital needed will depend upon the profitability of the Company's existing stores. There can be no assurance that any needed capital will be available on terms acceptable to the Company.

CERTAIN ANTITAKEOVER PROVISIONS CONSIDERATIONS

   The Company's Restated Certificate of Incorporation and Bylaws include a number of provisions that could have the effect of making more difficult or discouraging a proxy contest, a merger involving the Company, a tender offer, an open-market purchase program or other purchases of Common Stock that could give shareholders the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. Those provisions include: (i) a requirement that a vote of the holders of at least 80% of the outstanding Common Stock is required to effect a merger or consolidation with any person or entity owning 5% or more of the Common Stock of the Company (an "Interested Person"), a sale of all or substantially all of the assets of the Company to an Interested Person and certain other control transactions; (ii) a requirement that all shareholder actions must be taken at a meeting; (iii) a classified Board of Directors, and (iv) a requirement that a vote of the holders of at least 80% of the outstanding Common Stock is required to amend most provisions of the Certificate of Incorporation. In addition, the Company is subject to the provisions of Section 203 of the Delaware Law requiring either approval by the Board of Directors prior to any business combination with an interested stockholder (as defined in Section 203) or, on or after the date of any such business combination, the approval of two-thirds of the outstanding voting stock not including the voting stock held by the interested stockholder.

NO DIVIDENDS

   The Company has not paid any dividends with respect to its Common Stock and has no intention to pay dividends in the foreseeable future. The Company's current financing agreements limit the extent to which the Company can pay dividends.

SHARES AVAILABLE FOR FUTURE SALE

   No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. At March 13, 1998, there were outstanding 34,487,940 shares of Common Stock.

RISK OF DEPENDENCE ON KEY PERSONNEL

   The Company is dependent on the active participation of certain key personnel, the loss of whom could have a material adverse effect on the Company. The Company has taken certain steps to minimize these risks by executing employment agreements with Messrs. Eugster, Benson, Wachsman and Ross.

RISK OF FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE

   The Company has assessed its systems and equipment with respect to Year 2000 compliance and has developed a project plan. Many of the Year 2000 issues, including the processing of credit card transactions, have been addressed. The remaining Year 2000 issues will either be addressed with scheduled system upgrades or through the Company's internal systems development staff. The incremental costs will be charged to expense as incurred and are not expected to have a material impact on the financial position or results of operations of the Company. However, the Company could be adversely impacted if Year 2000 modifications are not properly completed by either the Company or its vendors, banks or any other entity with whom the Company conducts business.

FORWARD-LOOKING STATEMENTS

   The Company's filings with the Commission contain forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the entertainment industry, especially for music and video product, inflation, changes in costs of goods and services, economic conditions in general and in the Company's business, demographic changes, changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business, the ability to attract and retain qualified personnel, the significant indebtedness of the Company, changes in the Company's acquisition and capital expenditure plans, and other factors referenced herein
and in the Company's filings with the Commission.   In addition, such
forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.



                                  USE OF PROCEEDS


   The Company will not receive any proceeds from any sales of the Shares by the Potential Selling Shareholders. However, upon the exercise of the Warrants from time to time by certain of the Potential Selling Shareholders, the Company will receive $1.5625 per share, for a total of approximately $2.8 million. In addition, the Management Investors must pay the Company a transferability payment (either $2.4975 or $4.4975 per share as applicable, for a total of approximately $5.0 million) prior to selling any of the Restricted Shares. The Company will use all such proceeds for working capital and other general corporate purposes. See "Potential Selling Shareholders."

                           POTENTIAL SELLING SHAREHOLDERS

   In connection with MGI's Term Loan Agreement completed in June 1997, the Company issued Warrants for the purchase of an aggregate of 1,822,087.16 shares of Common Stock to the lenders party to the Term Loan Agreement (along with their assigns, the "Warrant Holders") in such amounts proportionate to each lender's commitment. The Warrants can be traded and entitle the Warrant Holders to purchase shares of Common Stock at an exercise price of $1.5625 per share. The Warrants cover an aggregate of 1,822,080 whole shares of Common Stock and the remainder are for fractional shares which will be paid in cash upon exercise. The Warrants are currently exerciseable and will remain exercisable until June 16, 2002. The exercise price of the Warrants and the number of shares covered thereby adjust proportionately in the event that the number of outstanding shares of the Company's Common Stock is changed as a consequence of any stock dividend, stock split, combination of shares and certain other events.

   The following table sets forth the names of the Warrant Holders, the number of shares of Common Stock beneficially owned by each as of the date of this Prospectus, including the shares purchasable upon exercise of the Warrants, the number of Shares registered hereby and the number of shares of Common Stock which will be owned if all such Shares are sold:

                       NAME OF                             NUMBER OF SHARES          NUMBER OF SHARES          NUMBER OF SHARES
             POTENTIAL SELLING SHAREHOLDER                    OWNED UPON             INCLUDED IN THIS            OWNED IF ALL
                                                            EXERCISE OF ALL            REGISTRATION            INCLUDED SHARES
                                                               WARRANTS                                            ARE SOLD
 Morgan Guaranty Trust Company of NY                            273,313                   273,313                     0
 JMG Convertible Investments LP                                 259,837                   259,837                     0
 Triton Capital Investments, Ltd.                               259,242                   259,242                     0
 PNC Bank, N.A.                                                 163,987                   163,987                     0
 The Long Term Credit Bank of Japan, Ltd                        154,877                   154,877                     0
 Societe Generale                                               154,877                   154,877                     0
 Hour, L.L.C.                                                   148,313                   148,313                     0
 Donaldson, Lufkin, Jenrette Securities  Corp.                  120,220                   120,220                     0
 NationsBank, N.A.                                              109,325                   109,325                     0
 First Trust Corporation TTEEFBO Lawrence                       100,000                   100,000                     0
       J. Rawson IRA ,SSN  ###-##-####
 Credit Lyonnais, New York Branch                                78,089                    78,089                     0


   MSC acquired MGI in a leveraged buyout on August 25, 1988. As part of the acquisition, the officers of MGI at the time, the Management Investors, entered into a subscription agreement with the Company pursuant to which they purchased approximately 21% of MSC's then outstanding shares of Common Stock, including 2,200,000 non-restricted shares at a purchase price of $2.50 per share and 2,000,000 Restricted Shares for a partial payment of $.0025 per share. The Restricted Shares were originally subject to a four-year vesting schedule, which was completed. On June 25, 1990, when one of the original Management Investors left the Company, 45,000 shares held by the departing officer were redistributed to the remaining Management Investors, as follows: 23,260 non-restricted shares and 8,692 vested Restricted Shares were purchased as non-restricted shares for a purchase price of $4.50 per share, and 13,048 shares remained as Restricted Shares and were purchased for a partial payment of $.0025 per share. Currently, 1,991,308 Restricted Shares are outstanding and have been counted as outstanding shares of the Company at all times and for all purposes since August 1988. Although holders of Restricted

Shares have voting and dividend rights, no Restricted Shares are transferable by the holder thereof until such holder has paid the Company an additional $2.4975 or $4.4975 per share, as applicable. The Management Investors are not obligated to make such additional payment. However, after August 25, 2003, the Company may buy back the Restricted Shares for $.0025 per share. Upon making any transferability payment, a Management Investor will incur taxable income if the fair market value of the Common Stock at that time is greater than $2.50 or $4.50, as applicable.

   The following table sets forth the names of the Management Investors, the number of shares of Common Stock beneficially owned by each of them (including shares which currently may be acquired upon the exercise of stock options) as of the date of this Prospectus, the number of Shares registered hereby and the number of shares of Common Stock which will be owned if all such Shares are sold:

                      NAME OF                             NUMBER OF SHARES           NUMBER OF SHARES          NUMBER OF SHARES
          POTENTIAL SELLING SHAREHOLDER(1)               BENEFICIALLY OWNED          INCLUDED IN THIS            OWNED IF ALL
                                                                                       REGISTRATION            INCLUDED SHARES
                                                                                                                   ARE SOLD
 Jack W. Eugster, Chairman and CEO                            1,668,034                   632,068                 1,035,966(2)
 Gary A. Ross, Pres. Superstores Div.                           611,278                   243,104                   368,174(3)
 Keith A. Benson, Vice Chairman and CFO                         553,203                   243,104                   310,099
 James D. Nermyr, V.P. and Treasurer                            169,638                    48,636                   121,002
 Paula M. Connerney, Div. Sr. V.P. Str. Ops.                    116,707                    48,636                    68,071
 Douglas M. Tracey, Sr. V.P. Distribution                       106,728                    48,640                    58,088
 Robert A. Faulkner, V.P. and Controller                         84,362                    48,640                    35,722
 Richard C. Casari, V.P. Corp. RIM                               87,711                    48,640                    39,071
 Richard J. Odette, Sr. V.P. Prerec. Audio                       73,217                    22,068                    51,149
 Arnold A. Bernstein                                            243,104                   243,104                         0
 Robert A. Henderson                                            175,767                    72,916                   102,851
 Larry C. Gaines                                                169,583                    72,916                    96,667
 Bruce B. Bausman                                               136,239                    72,916                    63,323
 Harvey  Thomas McLain                                          102,128                    48,640                    53,488
 Charles E. Baker                                                48,640                    48,640                         0
 Christine M. Hoover                                             29,773                    24,320                     5,453
 Teresa M. Orsello                                               29,774                    24,320                     5,454

_______________
(1) Names listed without titles are not officers or employees of the Company; they are former officers or beneficiaries of a former officer. Mr. Henderson was the Company's Senior Vice President and General Merchandise Manager until March 12, 1997; Mr. Gaines was the Company's President of the Media Play Division until November 16, 1996; and Mr. Bausman was the Company's Senior Vice President of Real Estate until February 20, 1997.

(2)  3.0% of the total outstanding shares of Common Stock

(3)  1.1% of the total outstanding shares of Common Stock

                                PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by or for the account of some or all of the Potential Selling Shareholders directly to purchasers, to or through broker-dealers or through a combination of these methods. Sales by means of this Prospectus may be made privately at prices to be individually negotiated with the purchasers or publicly through transactions on the New York Stock Exchange, other exchanges or in the over-the-counter market, including block trades, at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and may receive commissions from the purchasers as well as from the Potential Selling Shareholders. No Potential Selling Shareholder has advised the Company of an intent to engage an underwriter with respect to the sale of any Shares.

     The Company will pay all expenses incident to this Registration Statement and sale of any Shares to the public other than commissions and discounts of underwriters, dealers or agents and certain fees and expenses of counsel, accountants or other consultants to the Potential Selling Shareholders.

     The Company has agreed with the Potential Selling Shareholders, subject to certain exceptions, to keep the Registration Statement covering the Shares effective until the date on which all Shares have been sold by the Potential Selling Shareholders pursuant to the Registration Statement.

     In addition, the Company and the Potential Selling Shareholders will indemnify each other for certain liabilities, including civil liabilities under the Securities Act.


                                   LEGAL MATTERS

     Linda Alsid Ruehle, Esq. has rendered an opinion to the Company that the Common Stock registered hereby will be duly and validly issued, fully paid for and nonassessable. Ms. Ruehle is employed by the Company as Assistant General Counsel and Assistant Secretary and presently holds shares of Common Stock in the Company's KSOP Plan as well as employee stock options to purchase additional shares of Common Stock, all of which aggregate well below one percent of the total outstanding shares of Common Stock.


                                      EXPERTS

   The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this Prospectus by reference to the Company's 1997 10-K in reliance upon the authority of said firm as experts in giving said report.

                                       PART II

                     INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be incurred by the Company in connection with the distribution of the securities being registered hereby:

   SEC registration fee                    $13,851
   Accounting fees and expenses              3,000
   Legal fees and expenses                   3,000
   Printing                                  5,000
   Miscellaneous                             3,149

   Total                                   $28,000

     All of the above expenses other than the SEC registration fee are estimates. None of the expenses listed will be paid by the Selling Shareholders.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company's Restated Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL") any director or officer who is or was a party to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Company including service with respect to employee benefit plans; provided that the Company shall indemnify any person seeking indemnity in connection with an action (or part thereof) initiated by such person only if the action (or part thereof) was authorized by the Board of Directors. In addition, the Company may, by action by the Board of Directors, provide indemnification to employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

   Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Policies of insurance are maintained by the Company under which directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer.

   The Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.


ITEM 16. EXHIBITS.

     The following Exhibits are a part of this Registration Statement.

   Exhibit No.
   -----------

     4.1       Restated Certificate of Incorporation of MSC, as amended
               (incorporated by reference to MSC's Form S-1 Registration
               Statement covering Common Stock initially filed with the
               Commission on July 6, 1990 (Commission File No. 33-35774)
     4.2       By-laws of MSC, as amended (incorporated by reference to MSC's
               Annual Report on Form 10-K for the year ended December 31, 1992 filed with the Commission on March 2, 1993 (Commission File No.
               1-11014)
     5         Opinion of Counsel
     23.1      Consent of Arthur Andersen LLP, Independent Public Accountants
     23.2      Consent of Counsel (included in Exhibit 5)
     24        Powers of Attorney (included on Signature Pages)


ITEM 17. UNDERTAKINGS.

    *(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

------------------------------------
   * Paragraph references correspond to those of Item 512 of Regulation S-K


                                     SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minnetonka, Minnesota, as of the 29th day of April, 1998.

                              MUSICLAND STORES CORPORATION



                              BY:  /s/ Jack W. Eugster
                                 ---------------------
                                       Jack W. Eugster
                                       Chairman, President and C.E.O.

                                  POWER OF ATTORNEY

   Each person whose individual signature appears below hereby constitutes and appoints Keith A. Benson, Heidi M. Hoard and Linda Alsid Ruehle, or any of them, as his/her true and lawful attorney(s)-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to the Registration Statement, including any and all post-effective amendments.

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





  /s/  Jack W. Eugster                            Date:    April 29, 1998
  --------------------
       Jack W. Eugster
  Chairman of the Board, President
  and Chief Executive Officer
  (Principal Executive Officer)

  /s/  Keith A. Benson                            Date:    April 29, 1998
  --------------------
       Keith A. Benson
  Director, Vice Chairman and CFO
  (Principal Financial and Accounting Officer)

  /s/  Gilbert L. Wachsman                        Date:    April 21, 1998
  ------------------------
       Gilbert L. Wachsman
  Vice Chairman and Director

  /s/  Kenneth F. Gorman                          Date:    April 23, 1998
  ----------------------
       Kenneth F. Gorman
       Director

  /s/  William A. Hodder                          Date:    April 29, 1998
  ----------------------
       William A. Hodder
       Director

  /s/  Josiah O. Low III                          Date:    April 21, 1998
  ----------------------
       Josiah O. Low III
       Director

  /s/  Terry T. Saario                            Date:    April 22, 1998
  --------------------
       Terry T. Saario
       Director

  /s/  Tom F. Weyl                                Date:    April 22, 1998
  ----------------
       Tom F. Weyl
       Director

  /s/  Michael W. Wright                          Date:    April 21, 1998
  ---------------------
       Michael W. Wright
       Director

                                 INDEX TO EXHIBITS



 EXHIBIT NO. DESCRIPTION                                               PAGE NO.
 ----------- -----------                                               --------
 4.1         Restated Certificate of Incorporation of MSC, as amended
             (incorporated   by   reference   to   MSC's   Form   S-1
             Registration  Statement  covering Common Stock initially
             filed  with  the  Commission on July 6, 1990 (Commission
             File No. 33-35774)


 4.2 By-laws of MSC, as amended (incorporated by reference to MSC's Annual Report on Form 10-K for the year ended
             December  31, 1992 filed with the Commission on March 2,
             1993 (Commission File No. 1-11014)


 5           Opinion of Counsel


 23.1        Consent  of  Arthur  Andersen  LLP,  Independent  Public
             Accountants


 23.2        Consent of Counsel (included in Exhibit 5)


 24          Powers of Attorney (included on signature page)